                                                                      EXHIBIT 11

            STATEMENT RE: COMPUTATION OF EARNINGS PER COMMON SHARE


                                        Three Months Ended   Nine Months Ended
                                        September 29, 1996  September 29, 1996
                                        ------------------  ------------------
PRO FORMA:

Primary

Average shares outstanding                    1,770,000           1,770,000

Adjustment to reflect shares issued to
   reflect S corporation distributions            8,806              (1,185)
                                             ----------          ----------

Total                                         1,778,806           1,768,815
                                             ==========          ==========

Pro forma net income                         $  205,498          $  496,319
                                             ==========          ==========

Per Common Share amount                      $     0.12          $     0.28
                                             ==========          ==========

Fully diluted earnings per Common Share and primary earnings per Common Share are the same for the three and nine months ended September 29, 1996.